Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial statements of Allscripts-Misys Healthcare Solutions, Inc. (“Allscripts”) and Eclipsys Corporation (“Eclipsys”) as adjusted for the Transactions, which are described further below. The merger of Allscripts and Eclipsys will be accounted for as a business combination under ASC 805, Business Combinations. For this purpose, Allscripts will be deemed the accounting acquirer, and Eclipsys will be deemed the accounting acquiree. The pre-acquisition combined financial statements of Allscripts will be treated as the historical financial statements of the combined company.

Allscripts has a fiscal year end as of May 31, and Eclipsys has a fiscal year end as of December 31. As permitted by SEC rules and regulations, Allscripts has combined the Allscripts consolidated statement of operations for the twelve-months ended May 31, 2009 and nine-months ended February 28, 2010 with Eclipsys’ combined statement of operations for the twelve-months ended June 30, 2009 and nine-months ended March 31, 2010, for purposes of the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined statement of operations for the year ended May 31, 2009 and the nine-months ended February 28, 2010 give effect to the Transactions as if they had occurred on June 1, 2008. The unaudited pro forma condensed combined balance sheet assumes that the Transactions were consummated on February 28, 2010 and combines Allscripts’ historical consolidated balance sheet as of February 28, 2010 with Eclipsys’ historical consolidated balance sheet as of March 31, 2010.

The unaudited pro forma condensed consolidated balance sheet and statement of operations of Allscripts as of and for the nine-months ended February 28, 2010 were derived from its unaudited consolidated financial statements as of February 28, 2010 (as filed on Form 10-Q with the SEC on April 8, 2010). The unaudited pro forma condensed combined consolidated statement of operations of Allscripts for the twelve-months ended May 31, 2009 was derived from the audited consolidated financial statements of Allscripts for the year ended May 31, 2009 (as filed on Form 10-K with the SEC on July 30, 2009).

The unaudited pro forma condensed consolidated balance sheet and statement of operations of Eclipsys as of and for the nine-months ended February 28, 2010 were derived from its audited consolidated financial statements as of and for the year ended December 31, 2009 (as filed on Form 10-K with the SEC on February 25, 2010), the unaudited consolidated financial statements for the three-months ended March 31, 2010 (as filed on Form 10-Q with the SEC on May 5, 2010) and the unaudited consolidated financial statements for the six-months ended June 30, 2009 (as filed on Form 10-Q with the SEC on August 6, 2009). The unaudited pro forma condensed consolidated statement of operations of Eclipsys for the twelve-months ended May 31, 2009 was derived from the unaudited consolidated financial statements of Eclipsys for the six-months ended June 30, 2009 (as filed on Form 10-Q with the SEC on August 6, 2009) and the audited consolidated financial statements of Eclipsys for the twelve-months ended December 31, 2008 (as filed on Form 10-K with the SEC on February 24, 2009).

The pro forma adjustments are based upon available information, preliminary estimates and certain assumptions that Allscripts believes are reasonable and are described in the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information does not take into account (i) any synergies or cost savings that may or are expected to occur as a result of the Transactions or (ii) any non-recurring cash or non-cash charges that Allscripts may incur in connection with the Transactions, the level and timing of which cannot yet be determined. The unaudited pro forma condensed combined financial statements have been prepared in accordance with SEC rules and regulations.

The unaudited pro forma condensed combined financial information assumes that the merger transaction would be accounted for using the acquisition method of accounting in accordance with ASC 805, and the resultant goodwill and other intangible assets will be accounted for under ASC 350, Intangibles, Goodwill and Other. The total purchase price has been preliminarily allocated based on available information and preliminary estimates and assumptions that management believes are reasonable. However, the allocation of purchase price has not been finalized and the actual adjustments to our financial statements upon the closing of the merger transaction will depend on a number of factors, including additional information available and the net assets on the closing date of the Transaction. Additionally, the value of the identified intangibles is also preliminary and has not been valued at the reporting unit level and potentially, other intangible assets may exist, such as in-process research and development and unfavorable/favorable contracts. Accordingly, there can be no assurance that the final allocation of purchase price will not materially differ from the preliminary allocations reflected in the unaudited pro forma combined financial information.

The unaudited pro forma condensed combined financial information is provided for informational purposes only, is subject to a number of uncertainties and assumptions and does not purport to represent what the combined company’s actual performance or financial position would have been if the Transactions had occurred on the dates indicated and does not purport to indicate financial position or results of operations as of any future date or for any future period.

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Please refer to the following information in conjunction with this unaudited pro forma condensed combined financial information: the accompanying notes to these unaudited pro forma condensed combined financial statements, Allscripts’ and Eclipsys’ historical financial statements and the accompanying notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from Eclipsys’ Annual Report on Form 10-K for the years ended December 31, 2009 and December 31 2008, from Eclipsys’ Quarterly Reports on Form 10-Q as of and for the six months ended June 30, 2009 and June 30, 2008, from Eclipsys’ Quarterly Report on Form 10-Q as of and for the three months ended March 31, 2010, from Allscripts’ Annual Report on Form 10-K for the year ended May 31, 2009 and from Allscripts’ Quarterly Report on Form 10-Q as of and for the nine-months ended February 28, 2010.

As used herein, (i) the terms “we”, “our”, “us”, “Allscripts” and the “Company” refer to Allscripts-Misys Healthcare Solutions, Inc. and its consolidated subsidiaries and (ii) the term “Eclipsys” refers to Eclipsys Corporation.

Description of the Transactions and acquisition and basis of presentation

The Transactions

On June 9, 2010, Allscripts entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Eclipsys and Arsenal Merger Corp., a Delaware corporation and wholly owned subsidiary of Allscripts (“Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Eclipsys, with Eclipsys surviving as a wholly owned subsidiary of Allscripts (the “Merger”).

Subject to the terms and conditions of the Merger Agreement, which has been approved and adopted by boards of directors of both Allscripts and Eclipsys, at the effective time of the Merger (the “Effective Time”), each share of Eclipsys common stock, par value $0.01 per share (“Eclipsys Common Stock”), issued and outstanding immediately prior to the Effective Time, other than those shares owned by Allscripts, Eclipsys or any of their respective subsidiaries, will be converted into the right to receive 1.2 shares (the “Exchange Ratio”) of Allscripts common stock, par value $0.01 per share (“Allscripts Common Stock”).

On June 9, 2010, Allscripts entered into a Framework Agreement (the “Framework Agreement”) with Misys plc, a public limited company formed under the laws of England and Wales (“Misys”), and Eclipsys, solely as a third party beneficiary of certain provisions of the Framework Agreement. Pursuant to the Framework Agreement, Allscripts and Misys agreed, among other things and subject to certain conditions, to reduce Misys’ existing indirect ownership interest in Allscripts. As of June 8, 2010, Misys held indirectly 79.8 million shares of Allscripts Common Stock, representing approximately 54.5% of the aggregate voting power of Allscripts’ capital stock. Upon completion of the Coniston Transactions described below and in the event Misys elects to exercise its right to require Allscripts to repurchase shares from Misys after the closing of the Merger pursuant to the Contingent Share Repurchase described below, Misys’ equity stake in Allscripts is expected to be approximately 8%.

Subject to the terms and conditions of the Framework Agreement, Misys and Allscripts have agreed that:

•

100% of the issued and outstanding shares of an indirect subsidiary of Misys (“Newco”), which will hold 61.3 million shares of Allscripts Common Stock, will be transferred to Allscripts in exchange for 61.3 million newly issued shares of Allscripts Common Stock (such shares being referred to as the “Exchange Shares” and the transaction described in this bullet being referred to as the “Exchange”);

•

Allscripts will repurchase from Misys or from one or more of its indirect subsidiaries 24.4 million Exchange Shares at an aggregate purchase price of $577.4 million (the “Share Repurchase”), which includes a payment of a premium of $117.4 million in connection with the sale by Misys of its controlling interest in Allscripts;

•	Misys, directly or through one or more of its subsidiaries, will sell additional shares of Allscripts Common Stock in an underwritten secondary public offering (the “Secondary Offering”); and
•

if the Merger is completed, Misys will have the right to require that Allscripts repurchase from Misys or from one or more of its indirect subsidiaries approximately 5.3 million additional shares of Allscripts Common Stock at an aggregate purchase price of $101.6 million (the “Contingent Share Repurchase”), which right may be exercised for up to 10 days after the closing of the Merger.

The Exchange, Share Repurchase and Secondary Offering are referred to as the “Coniston Transactions.” The Merger and the Coniston Transactions are collectively referred to as the “Transactions.”

Basis of presentation

The unaudited pro forma condensed combined financial information has been prepared based on the historical financial information of Allscripts and Eclipsys giving effect to the Transactions and related adjustments described in these notes. Certain note disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted as permitted by SEC rules and regulations.

This unaudited pro forma condensed combined financial information is not necessarily indicative of the results of operations that would have been achieved if the Transactions had actually taken place at the dates indicated and does not purport to be indicative of future position or operating results.

Acquisition accounting

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The merger of Allscripts and Eclipsys has been accounted for using the acquisition method of accounting in accordance with ASC 805. Further, under the acquisition method, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values, with any excess of the purchase price over the estimated fair value of the identifiable net assets acquired recorded as goodwill.

The cost of acquisition and related purchase price allocation included in the accompanying unaudited pro forma condensed combined financial statements is based on a preliminary evaluation of the fair value of the assets and liabilities assumed of Eclipsys and may change when the final valuation of certain intangible assets and acquired working capital is determined. Given a complete change in accounting basis of Eclipsys, the cost of acquisition represents the total fair value of Eclipsys at the date of acquisition. The total fair value of Eclipsys was calculated by the outstanding common shares of Eclipsys and the closing share price of Allscripts on June 8, 2010. The ultimate purchase price will change based on movements in Allscripts’ share price until the final closing date.

The following represents the preliminary allocation of the cost of acquisition (in millions):

Shares eligible for conversion (including stock equivalents)	59.790
Common stock exchange ratio per share	1.2000

Equivalent new shares issued (par value $0.01)	71.748
Allscripts common stock price on June 8, 2010	$18.42

Total preliminary purchase price	$1,321.6

The purchase price will be computed using the value of Allscripts common stock on the closing date, therefore the actual purchase price will fluctuate with the market price of Allscripts common stock until the Transaction is closed. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the pro forma financial statements.

The following table provides sensitivities to changes in purchase price due to changes in the per share price of Allscripts common stock (in millions, except per share amounts):

	Price of Allscripts Common Stock	Exchange Ratio	Calculated per Share Value of Eclipsys Common Stock	Eclipsys Shares to be Acquired	Total Purchase Price
As of June 8, 2010	$18.42	1.2000	$22.10	59.790	$1,321.6
Decrease of 10%	$16.58	1.2000	$19.90	59.528	$1,184.6
Increase of 10%	$20.26	1.2000	$24.31	60.104	$1,461.1

Allscripts cash balances are expected to decrease by approximately $55.5 million for deal related costs that will be paid subsequent to June 8, 2010 upon consummation of the Transactions, which primarily consist of approximately $42.4 million in investment banker fees, $5.9 million in executive management bonuses, $3.3 million in legal costs, $2.1 million integration consulting costs and $1.8 million in professional fees and other integration related costs. Approximately $22.9 million of the total deal related costs represent debt issuance costs that will be capitalized on the balance sheet, $5.9 million of Eclipsys executive management bonuses which will be accounted for in acquisition accounting and the remaining $26.7 million in deal related costs will be expensed as incurred.

The following represents the allocation of the total purchase price based on management’s preliminary valuation (in millions):

Total preliminary purchase consideration	$1,321.6
Less historical Eclipsys’ net assets acquired:
Cash and marketable securities	200.1
Accounts receivable	113.1
Fixed assets	58.6
Goodwill, intangible assets and software development costs	189.9
Deferred tax assets	82.2
Other assets	42.5
Current deferred revenue	(138.8)
Other current liabilities	(63.5)
Long-term debt	(15.7)
Other liabilities	(19.7)

Total historical Eclipsys’ net assets acquired	448.7

Excess purchase price over adjusted historical net assets acquired	872.9
Deferred income taxes associated with pro forma adjustments	156.3
Reclassification of existing Eclipsys capitalized software development costs to acquired intangible assets	56.1
Liability related to Eclipsys executive management bonuses	5.9
Step-up of net intangible assets	(416.4)
Fair value adjustment to deferred revenues	(40.4)

Pro forma adjustment to goodwill	$634.4

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Net tangible assets were valued at their respective carrying amounts as management believes that these amounts approximate their current fair values. Eclipsys’ net tangible assets were $258.8 million as of March 31, 2010, excluding goodwill and other intangible assets of $189.9 million. In addition, a liability of $5.9 million will be established in conjunction with the Merger as a result of certain executive compensation arrangements. The following table represents the allocation of the purchase price to the condensed combined balance sheet (in millions):

Net tangible assets	$258.8
Goodwill	734.4
Identifiable intangible assets	450.2
Reduction in deferred revenue	40.4
Deferred taxes on acquired identifiable intangible assets	(156.3)
Liability related to executive compensation arrangements	(5.9)

Total preliminary purchase price	$1,321.6

Goodwill represents the excess of the purchase price over the fair value of net tangible and identifiable intangible assets acquired. Goodwill is not amortized; rather it is tested for impairment on an annual basis or between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value below its carrying value. In the event that we determine that the value of goodwill has become impaired, we will incur an accounting charge for the amount of impairment during the fiscal quarter in which such determination is made.

Identifiable intangible assets acquired consist of acquired technology and customer relationships. The fair value of identifiable intangible assets is based on a preliminary estimate of fair value. Net tangible assets were valued at their respective carrying amounts, which we believe approximate fair market value, except for adjustments to deferred revenues.

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Unaudited Pro Forma Condensed Combined Balance Sheet

As of February 28, 2010

	Historical Allscripts	Historical Eclipsys*	Share Repurchase Pro Forma Adjs.		Eclipsys Merger Pro Forma Adjs.		Pro Forma Combined
	(In thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$115,757	$118,668	$(44,295)	A	$(48,306)	A, B	$141,824
Accounts receivable, net	179,169	113,141					292,310
Deferred income taxes	1,684	—					1,684
Inventories	3,606	—					3,606
Prepaid expenses and other current assets	47,602	30,379					77,981

Total current assets	347,818	262,188	(44,295)		(48,306)		517,405
Long-term marketable securities	1,876	81,395					83,271
Fixed assets, net	19,534	58,562					78,096
Software development costs, net	23,791	56,123			(56,123)	C	23,791
Deferred income taxes	—	82,200			(82,200)	F	—
Intangible assets, net	211,896	33,778			416,407	C	662,081
Goodwill	413,390	100,008			634,354	D	1,147,752
Other assets	11,511	12,105	22,294	A			45,910

Total assets	$1,029,816	$686,359	$(22,001)		$864,132		$2,558,306

Liabilities
Current liabilities:
Accounts payable	$22,367	$14,389					$36,756
Accrued expenses	49,397	—					49,397
Accrued compensation	14,904	24,568					39,472
Deferred revenue	103,719	138,790			(38,772)	E	203,737
Other current liabilities	1,028	24,615			15,121	F	40,764

Total current liabilities	191,415	202,362	—		(23,651)		370,126
Long-term debt	13,995	15,676	556,005	A	(15,676)	A	570,000
Deferred income taxes	33,447	—			58,989	F	92,436
Other liabilities	3,732	19,653			(1,740)	E	21,645

Total liabilities	242,589	237,691	556,005		17,922		1,054,207
Stockholders’ equity and net parent investment:
Preferred stock	—	—					—
Common stock	1,461	574			143	J	2,178
Treasury stock	—	—	(577,400)	A	—		(577,400)
Additional paid in capital	885,876	605,876			715,014	J	2,206,766
Accumulated deficit	(100,110)	(156,578)	(606)	A	129,848	J	(127,446)
Accumulated other comprehensive loss	—	(1,204)			1,204	J	—

Total stockholders’ equity and net parent investment	787,227	448,668	(578,006)		846,209		1,504,098

Total liabilities and stockholders’ equity and net parent investment	$1,029,816	$686,359	$(22,001)		$864,132		$2,558,306

*	As of March 31, 2010.

See accompanying notes to the unaudited pro forma condensed combined financial information.

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Unaudited Pro Forma Condensed Combined Statement of Operations

For the Twelve-Months Ended May 31, 2009

	Historical Allscripts	Historical Eclipsys*		Share Repurchase Pro Forma Adjs.		Eclipsys Merger Pro Forma Adjs.		Pro Forma Combined
	(In thousands, except per share data)
Revenue:
Software and related services (including maintenance)	$294,634	$399,481						$694,115
Professional services	51,827	119,773						171,600
Transaction processing	187,557	—						187,557

Total software and services revenue	534,018	519,254		—		—		1,053,272
Prepackaged medications	14,421	—						14,421

Total revenue	548,439	519,254		—		—		1,067,693
Cost of revenue:
Software and related services (including maintenance)	123,952	216,866				$7,854	C	348,671
Professional services	51,327	91,115						142,442
Transaction processing	69,479	—						69,479

Total software and services cost of revenue	244,758	307,981		—		7,854		560,592
Prepackaged medications	11,530	—						11,530

Total cost of revenue	256,288	307,981		—		7,854		572,122

Gross profit	292,151	211,273		—		(7,854)		495,571
Operating expenses:
Selling, general and administrative expenses	199,902	140,646						340,548
Research and development	39,431	60,882						100,313
Restructuring	—	5,434						5,434
Amortization of intangible assets	6,884	2,369				8,711	C	17,964

Income from operations	45,934	1,942		—		(16,565)		31,312

Interest expense	(2,162)	(3,502)		(30,469)	G	3,502	G	(32,631)
Interest income and other, net	626	5,951						6,577

Income before income taxes	44,398	4,391		(30,469)		(13,063)		5,258
Provision for income taxes	(18,376)	81,348	O	11,883	H	5,094	H	79,949

Net income	$26,022	$85,739		$(18,586)		$(7,968)		$85,207

Net income per share—basic	$0.21							$0.50

Net income per share—diluted	$0.21							$0.49

Weighted-average shares outstanding used in computing basic net income per share	122,591			(24,442)	I	71,749	I	169,897

Weighted-average shares outstanding used in computing diluted net income per share	127,012			(24,442)	I	71,749	I	174,318

*	For the twelve-months ended June 30, 2009.

See accompanying notes to the unaudited pro forma condensed combined financial information

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Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine-Months Ended February 28, 2010

	Historical Allscripts	Historical Eclipsys*	Share Repurchase Pro Forma Adjs.		Eclipsys Merger Pro Forma Adjs.		Pro Forma Combined
	(In thousands, except per share data)
Revenue:
Software and related services (including maintenance)	$293,979	$315,333					$609,312
Professional services	51,691	72,197					123,888
Transaction processing	168,504	—					168,504

Total software and services revenue	514,174	387,530	—		—		901,704
Prepackaged medications	—	—					—

Total revenue	514,174	387,530	—		—		901,704
Cost of revenue:
Software and related services (including maintenance)	121,656	168,051			$5,338	C	295,045
Professional services	45,593	55,341					100,934
Transaction processing	60,637	—					60,637

Total software and services cost of revenue	227,886	223,392	—		5,338		456,617
Prepackaged medications	—	—					—

Total cost of revenue	227,886	223,392	—		5,338		456,617

Gross profit	286,288	164,138	—		(5,338)		445,088
Operating expenses:
Selling, general and administrative expenses	163,250	93,973					257,223
Research and development	35,347	45,567					80,914
Restructuring	—	—					—
Amortization of intangible assets	7,572	2,136			6,175	C	15,883

Income from operations	80,119	22,462	—		(11,514)		91,067

Interest expense	(1,699)	(1,607)	(22,636)	G	1,607	G	(24,335)
Interest income and other, net	303	1,373					1,676

Income before income taxes	78,723	22,228	(22,636)		(9,907)		68,408
Provision for income taxes	(31,542)	(9,127)	8,828	H	3,864	H	(27,977)

Net income	$47,181	$13,101	($13,808)		($6,043)		$40,431

Net income per share—basic	$0.32						$0.21

Net income per share—diluted	$0.31						$0.21

Weighted-average shares outstanding used in computing basic net income per share	144,782		(24,442)	I	71,749	I	192,089

Weighted-average shares outstanding used in computing diluted net income per share	147,158		(24,442)	I	71,749	I	194,464

*	For the nine-months ended March 31, 2010.

See accompanying notes to the unaudited pro forma condensed combined financial information.

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Notes To Unaudited Pro Forma Condensed Combined Financial Statements

(A)	Pursuant to the Framework Agreement, Allscripts will repurchase shares of its stock held by Misys in the amount of $577.4 million. The repurchase of shares will be financed through a $570 million senior secured term loan (the “Term Loan”) and existing cash on hand. Allscripts expects debt issuance costs incurred with respect to the Term Loan and a related $150 million revolving credit facility (the “Revolving Credit Facility”) to be approximately $22.9 million. These debt issuance costs are expected to be capitalized and amortized over the weighted average maturity date of the senior secured credit facilities and Allscripts expects to write off approximately $0.6 million of debt issuance costs associated with its existing senior credit facility. Allscripts’ existing credit facility will be terminated at the time of the share repurchase, therefore the $14.0 million of borrowings at February 28, 2010 are assumed to be paid off with existing cash on hand. In addition, pursuant to the Merger Agreement, the $15.7 million of borrowings under the Eclipsys credit facility will also be required to be repaid.

(B)	In connection with the acquisition of Eclipsys, Allscripts expects to incur approximately $32.6 million of cash expenses for deal related costs that will be paid subsequent to June 8, 2010 upon consummation of the Transactions, which primarily consist of approximately $20.5 million in investment banker fees, $5.9 million in executive management bonuses, $2.3 million in legal costs, $2.1 million integration consulting costs and $1.8 million in professional fees and other integration related costs. These costs are exclusive of the approximately $22.9 million in debt issuance costs described in Footnote A.

(C)	Reflects the pro forma impact of the recognized intangible assets of Eclipsys. The preliminary estimate of the step up to fair value of intangible assets acquired of $360.3 million has been allocated to developed technology with useful lives of 7-12 years and customer relationships with useful lives of 15-20 years, net of the impact from reclassifying $56.1 million of software development costs to intangible assets. The preliminary intangible amortization related to the acquired intangible assets is as follows (in millions):

	Preliminary Allscripts intangible asset	Estimated intangible lives (straight-line amortization assumed)	Annual intangible amortization
Preliminary Eclipsys intangible asset valuation	$450.2	7-20 years	$43.8

Portion of amortization related to acquired technology (A)	$261.8	7-12 years	$32.8

Less: historical acquired intangible and capitalized software amortization			(24.9)

Amortization adjustment related to acquired technology – adjustment recorded in cost of revenue			7.9

Portion of amortization related to customer relationships and other intangibles (B)	$188.4	15-20 years	$11.1

Less: historical intangible amortization related to customer relationships and other intangibles			(2.4)

Amortization adjustment related to acquired customer relationships and other intangibles – adjustment recorded in operating expenses			8.7

Total amortization (A+B)			$16.6

For the nine months ended February 28, 2010, pro forma adjustments of approximately $5.3 million and $6.2 million were recorded in cost of revenue and operating expenses, respectively.

(D)	Reflects the pro forma impact of the recognized goodwill of Eclipsys. The preliminary adjustment to estimate the fair value of goodwill is $634.4 million.

(E)	Reflects the preliminary fair value adjustment to deferred revenues acquired of Eclipsys. The preliminary fair value represents an amount equivalent to the estimated cost plus an appropriate profit margin to perform services based on deferred revenue balances of Eclipsys as of March 31, 2010. The following adjustments represent the February 28, 2010 balance sheet adjustment (in millions):

	Eclipsys deferred revenue balance at March 31, 2010	Deferred revenue adj. to reflect future service	Adjusted Eclipsys deferred revenue as of March 31, 2010
Short-term	$138.8	$(38.7)	$100.1
Long-term (included in other liabilities)	3.9	(1.7)	2.2

Total deferred revenue	$142.7	$(40.4)	$102.3

(F)	The pro forma adjustment to deferred taxes represents the estimated impact of the pro forma adjustments at a statutory tax rate of 39%. A deferred tax liability of $140.5 million has been recorded based on the preliminary step-up value of $360.3 million that has been allocated to acquired intangible assets as of February 28, 2010. A deferred tax liability of $15.8 million has been recorded based on the preliminary adjustments for deferred revenue of $40.4 million. Additionally, an $82.2 long-term million deferred tax asset for Eclipsys has been reclassified as a deferred tax liability.

The deferred taxes adjustments are as follows (in millions):

Long-term deferred tax liability for preliminary step-up value for acquired intangible assets	$140.5
Short-term deferred tax liability for deferred revenue adjustment	15.1
Long-term deferred tax liability for deferred revenue adjustment	0.7
Reclassification of long-term deferred tax asset	(82.2)

Pro forma adjustment to deferred taxes	$74.1

(G)	Allscripts has obtained commitments from a syndicate of banks to provide financing in the form of $720 million of senior secured credit facilities consisting of the $150 million Revolving Credit Facility and the $570 million senior secured Term Loan.

The Term Loan is expected to have a six year maturity and will be payable in 24 quarterly installments with the first 23 payments equal to 0.25% of the initial aggregate principal amount with the remaining principal balance due and payable on the sixth anniversary of the closing date of the Merger.

The Term Loan will carry an initial interest rate equal to the Eurodollar Rate plus an applicable margin, which is based on the applicable corporate ratings of the borrower. For purposes of the pro forma financial statements, the resulting effective annual interest rate for the Term Loan is 4.75%. Interest expense associated with the Term Loan for the twelve-months ended May 31, 2009 and the nine-months ended February 28, 2010 is $27.0 million and $20.2 million, respectively.

The $150 million Revolving Credit Facility requires a commitment fee of 0.50% on the average daily unused portion. The pro forma financial statement assumes that there were no borrowings under the Revolving Credit Facility. The commitment fee associated with the Revolving Credit Facility for the twelve-months ended May 31, 2009 and the nine-months ended February 28, 2010 is $0.8 million and $0.6 million, respectively.

Amortization of debt issuance costs of $22.9 million is estimated to be $4.0 million and $3.0 million for the twelve-months ended May 31, 2009 and nine-months ended February 28, 2010, respectively.

The following table provides the impact of potential changes of the interest rate on the Term Loan in both dollars and percent change (in millions):

Change in Interest Rate	Pro Forma Interest Expense	% Change
100 basis point increase	$32.7	21.1%
50 basis point increase	29.8	10.5%
10 basis point increase	27.5	2.1%
10 basis point decrease	26.4	(2.1)%
50 basis point decrease	24.1	(10.5)%
100 basis point decrease	21.3	(21.1)%

Interest expense associated with Eclipsys’ borrowings under its existing credit facility in the amount of $3.5 million and $1.6 million for the twelve-months ended May 31, 2009 and nine-months ended February 28, 2010, respectively, has been eliminated as this debt is required to be repaid upon consummation of the Merger. In addition, interest expense associated with Allscripts’ borrowings under its existing credit facility in the amount of $1.3 million and $1.2 million for the twelve-months ended May 31, 2009 and nine-months ended February 28, 2010, respectively, has been eliminated.

(H)	The pro forma adjustment to income tax expense represents the estimated income tax impact of the pro forma adjustments at a statutory tax rate of 39%.

(I)	Pro forma earnings per share (EPS), basic and diluted, includes the addition of 71.7 million shares of common stock which will be issued in conjunction with the closing of the Merger and a reduction of 21.2 million shares of common stock from the share repurchase from Misys. The following adjustments represent the changes to basic and diluted weighted average shares (in millions):

	Historical weighted average shares - basic	Share Issuance	Share Repurchase	Pro forma weighted average shares – basic
For the year ended May 31, 2009	122.6	71.7	(24.4)	169.9

	Historical weighted average shares – diluted	Share Issuance	Share Repurchase	Pro forma weighted average shares – diluted
For the year ended May 31, 2009	127.0	71.7	(24.4)	174.3

	Historical weighted average shares - basic	Share Issuance	Share Repurchase	Pro forma weighted average shares – basic
For the nine months ended February 28, 2010	144.8	71.7	(24.4)	192.1

	Historical weighted average shares – diluted	Share Issuance	Share Repurchase	Pro forma weighted average shares – diluted
For the nine months ended February 28, 2010	147.2	71.7	(24.4)	194.5

(J)	The following table details the pro forma adjustments to the combined stockholders’ equity (in millions):

	Purchase Price Allocation	Stock Issuance for Purchase	Acquisition Related Expenses	Total Pro Forma Adjustments
Common stock	$(0.6)	$0.7	—	$0.1
Additional paid in capital	(605.9)	1,320.9	—	715.0
Accumulated deficit	156.5	—	$(26.7)	129.8
Accumulated other comprehensive loss	1.2	—	—	1.2

(K)	Reclassification entries have been made to Eclipsys’ revenue and cost of revenue to realign them with Allscripts’ reported results. In addition, Allscripts’ software and related services and maintenance revenue and cost of revenue have been combined for presentation purposes.

(L)	Effective June 1, 2009, Allscripts adopted accounting guidance which states that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are considered participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. The two-class method is an earnings allocation formula that treats a participating security as having rights to earnings that would otherwise have been available to common shareholders. The provisions of this guidance are retrospective; therefore the twelve-months ended May 31, 2009 information has been restated to reflect this change. Restricted stock units awards granted by Allscripts to certain management-level employees participate in dividends on the same basis as common shares and are nonforfeitable by the holder. As a result, these restricted stock units awards meet the definition of a participating security.

The following items are not adjusted for, but are important information to consider when evaluating, the pro forma combined financial information.

(M)	As described in “Description of the Transactions and acquisition and basis of presentation – The Transactions,” Misys will receive a put option that will require, at Misys’ option, Allscripts to repurchase an additional $101.6 million of shares held by Misys subject to certain events. The pro forma combined results do not reflect the exercise of this put option since there can be no assurance that Misys will exercise its option. In the event that Misys chose to exercise the put option, the impact on the pro forma combined results would be to decrease cash and marketable securities by $101.6 million, increase Treasury stock by a similar amount and reduce the weighted average shares outstanding. Additionally, the Secondary Offering does not have an impact on the pro forma combined financial information.

(N)	Allscripts’ merger with Misys Healthcare Systems, LLC was accounted for as a reverse merger with the combined entity adopting a May 31 fiscal year end. As a result, historical Allscripts’ statement of operations for the year ended May 31, 2009 does not contain a full year of legacy Allscripts’ results. To restate for a full year, revenue would be increased by $120.8 million net of deferred revenue of $3.7 million and net income would be decreased by $4.3 million for the period representing the full year May 31, 2009. No adjustment would be required for the nine months ended February 28, 2010.

Additionally, on March 16, 2009, Allscripts completed the sale of its prepackaged medications business which would have reduced revenue and net income by $29.7 million and $1.5 million for the period representing full year May 31, 2009, respectively.

The following table reflects summary pro forma results after giving effect to the above items for the twelve-months ended May 31, 2009 (in millions):

	Pro Forma Combined	Adjustments	Adjusted Pro Forma Combined
Revenue	$1,067.7	$91.1	$1,158.8
Net income	85.2	(5.8)	79.4

(O)

Eclipsys concluded, effective September 30, 2008, that it was more likely than not that substantially all of its net U.S. deferred tax assets would be realized. As a result, substantially all of the valuation allowance applied to such net deferred tax assets has been reversed in the year ended May 31, 2009. Reversal of the valuation allowance resulted in a non-cash income tax benefit totaling $86.9 million. Eclipsys also had an $82.2 million deferred tax asset as of March 31, 2010. We have not provided any adjustment to this amount and based on our preliminary analysis we expect the combined company to realize this deferred tax asset after consummation of the merger.